FORM 8-K





                       SECURITIES AND EXCHANGE COMMISSION




                              Washington, DC 20549

                                 CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934




                        Date of Report: January 23, 1997



                               PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)



                         PENNSYLVANIA 1-1401 23-0970240
                       (State or other (SEC (IRS Employer
                   jurisdiction of file number) Identification
                             incorporation) Number)




              230l Market Street, Philadelphia, Pennsylvania 19101
               (Address of principal executive offices) (Zip Code)



               Registrant's telephone number, including area code:
                                 (215) 841-4000

Item 5. Other Events
On January 22, 1997, the Company filed an Application (Application) under the provisions of the Pennsylvania Electricity Generation Consumer Choice and Competition Act (Competition Act) with the Pennsylvania Public Utility Commission (PUC) for the issuance of a Qualified Rate Order (QRO) authorizing the recovery by the Company of $3.9 billion of stranded costs and related transaction and use of proceeds costs through the issuance of $3.9 billion of "Transition Bonds." The issuance of Transition Bonds, directly by a utility, by a finance subsidiary or by a third party assignee of a utility, is a mechanism authorized under the Competition Act to mitigate stranded costs and reduce customer rates.

The Application, which has been filed in advance of the Company's required restructuring filing, presently anticipated to be made on April 1, 1997, seeks recovery of $3.6 billion of the Company's $7.1 billion estimate (at December 31, 1998) of its total stranded costs through the issuance of the Transition Bonds covered by the Application. The Company's estimate of total stranded costs includes $3.9 billion of generation assets, $560 million of decommissioning expenses and $2.6 billion of regulatory assets. Recovery of the portion of the Company's stranded costs not covered by the Application will be requested by the Company in its restructuring filing.

The Application sets forth the Company's preferred proposal for the issuance of Transition Bonds. The proposal provides for (i) the sale by the Company to an unrelated special purpose entity (SPE) of the intangible transition property authorized under the Competition Act, which represents the right to recover through intangible transition charges (ITC) the $3.9 billion of stranded costs and related transaction and use of proceeds costs, and (ii) the issuance by the SPE of the Transition Bonds. The Company believes that such a transaction would be the sale of a financial asset for accounting purposes under SFAS 125, resulting in the exclusion of the ITC from the Company's revenues and off-balance sheet treatment of the Transition Bonds; however, such accounting treatment will require Securities and Exchange Commission approval.

The Company proposes using the proceeds it receives from the SPE resulting from the issuance of the Transition Bonds to pay estimated transaction costs of $277 million, to settle deferred fuel balances of $240 million and to reduce capitalization by approximately $3.4 billion. The capitalization reduction is expected to be proportionate to the Company's current capitalization of 50% debt, 5% preferred and 45% equity. Specific securities to be retired or the manner in which they are to be retired have not been determined and will depend on market conditions at the time or times of issuance of the Transition Bonds.

Adoption by the PUC of the requested QRO and issuance of $3.9 billion of Transition Bonds at current interest rates would result in an estimated 2.9% reduction in the Company's retail electric customer rates. The Company estimates that the consummation of the transaction as proposed in the Application would reduce the Company's revenues by approximately $650 million and its net income by approximately $149 million. The impact on the Company's earnings per common share will depend on the price at which shares of the Company's Common Stock are purchased. If Common Stock is purchased at a price above book value ($20.88 at December 31, 1996), earnings per share will be reduced.

The Company has requested expedited review of its Application under the Competition Act which requires the PUC to complete its review of the Application and issue a final determination within 120 days. The Company cannot predict whether the PUC will issue the requested QRO, the level of stranded cost recovery authorized by any QRO issued by the PUC or the amount of Transition Bonds, if any, ultimately issued pursuant to any QRO issued by the PUC. Under the Competition Act, and within the terms of the QRO, if issued, the Company retains flexibility with respect to when and whether the Transition Bonds are issued; in any event the Company does not expect that Transition Bonds will be issued prior to June 30, 1997.

As previously reported in the Company's Report on Form 10-Q for the quarter ended September 30, 1996 and the Company's Report on Form 8-K dated December 3, 1996, the Competition Act was passed in December 1996 and provides for the restructuring of the electric industry in Pennsylvania. The Competition Act requires the unbundling of electric services into separate generation, transmission and distribution services with open retail competition for generation.

                                   SIGNATURES




      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                                                             PECO ENERGY COMPANY


                                                              \s\ J. B. Mitchell
                                                        Vice President - Finance
                                                                   and Treasurer






January 23, 1997